       As filed with the Securities and Exchange Commission on February 21, 1997
                                                       Registration No. 33-43585


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  MISONIX, INC.
                 (Name of small business issuer in its charter)

         New York                           3841                               11-2148932
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer Identification No.)
Incorporation or organization)    Classification Code Number)

                                1938 New Highway
                           Farmingdale, New York 11735
                                 (516) 694-9555
                     (Address of principal executive offices
                   and place of business and telephone number)

                               Joseph L. Librizzi
                                    President
                                  MISONIX, INC.
                                1938 New Highway
                           Farmingdale, New York 11735
                                 (516) 694-9555
            (Name, address and telephone number of agent for service)

                         ------------------------------
                                   Copies to:
                            Edward I. Tishelman, Esq.
                              Hartman & Craven LLP
                           460 Park Avenue, Suite 1100
                            New York, New York 10022
                     Tel: (212) 836-4940 Fax: (212) 688-2870

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:
|X|


The Registrant hereby amends this Post-Effective Amendment No. 2 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 2 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment No. 2 shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                                   CALCULATION OF REGISTRATION FEE


                                                                    Proposed       Proposed maximum
  Title of each class of securities           Amount to be      maximum offering  aggregate offering            Amount of
           to be registered                  registered (1)      price per unit          price               registration fee
======================================  =====================  ================== ======================  ======================

Common Stock, $.01 par value            1,940,000 shares(2)         $ 6.50              $12,610,000.00              $3,940.63
Redeemable Warrants                     1,940,000 warrants(3)       $  .10              $   194,000.00              $   60.63
Common Stock, $.01 par value            1,940,000 shares (4)        $ 7.80              $15,132,000.00              $4,728.75
Underwriter's Warrants                  160,000 warrants            $  .001             $       160.00                  (5)
Common Stock, $.01 par value(6)         160,000 shares              $10.725             $ 1,716,000.00              $  536.25
Redeemable Warrants                     160,000 warrants            $  .165             $    26,400.00              $    8.25
Common Stock, $.01 par value(7)         160,000 shares              $12.87              $ 2,059,200.00              $  643.50
Total                                                                                   $31,737,760.00              $9,918.01(8)
======================================  =====================  ================== ======================  ======================


----------------------------------------------

(1) Pursuant to Rule 416, there are also being registered an undeterminable number of shares of the Registrant's Common Stock which may become issuable pursuant to the antidilution provisions of the warrants being registered.
(2) Includes 240,000 shares subject to an over-allotment option granted to the Underwriter by the Registrant and 100,000 shares issued to non-affiliated investors as partial consideration for the Registrant's September and October 1991 private placement. See "Underwriting" and "Selling Securityholders."

(3) Includes 240,000 Redeemable Warrants subject to an over-allotment option granted to the Underwriter by the Registrant and 100,000 Redeemable Warrants issued to non-affiliated investors as partial consideration for the Registrant's September and October 1991 private placement. See "Underwriting" and "Selling Securityholders."

(4)        Issuable upon exercise of the Redeemable Warrants.
(5)        No fee pursuant to Rule 457(g).
(6)        Issuable upon exercise of the Underwriter's Warrants.
(7) Issuable upon exercise of the Redeemable Warrants underlying the Underwriter's Warrants.
(8)        Of which the entire $9,918.01 has previously been paid.

On July 23, 1992, Registrant's Registration Statement on Form S-1 was declared effective by the Securities and Exchange Commission. Pursuant to such Registration Statement, an aggregate of 1,600,000 shares of common stock ("Shares") and 1,840,000 redeemable warrants ("Warrants") were publicly offered and sold by Registrant. In addition, 100,000 Shares and 100,000 Warrants were publicly offered and sold for the account of certain selling securityholders. On January 17, 1997, Post-Effective Amendment No. 1 to the Registration Statement was filed, covering the 1,940,000 Shares reserved for issuance by Registrant upon exercise of the Warrants; these Shares were included for registration in the original Registration Statement.



As of the close of business on February 3, 1997 Warrants to purchase 729,128 Shares were exercised. By the terms of the Warrant Agreement, dated as of January 23, 1992, between Registrant and Continental Stock Transfer & Trust Company, 1,110,872 Warrants expired (the "Expired Warrants"). Accordingly, pursuant to Registrant's undertaking to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Registrant hereby removes from registration 1,110,872 Shares (the "Removed Shares"). The Removed Shares would have been issuable upon exercise of the Expired Warrants and were the Shares described in footnote (4) to Registrant's Calculation of Registration Fee.


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

                                   Signatures


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has authorized this Post-Effective Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned in the city of Farmingdale, New York on February 19, 1997.


                                                MISONIX, INC.

                                            By: s/Joseph Librizzi
                                                ---------------------------
                                                Joseph Librizzi, President
                                                and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


Signatures                              Title                                   Date
----------                              -----                                   ----
s/Joseph Librizzi                       President and                           February 19, 1997
-----------------                       Chief Executive Officer
Joseph Librizzi

s/Gary Gelman                           Chairman of the Board of                February 19, 1997
-------------                           Directors
Gary Gelman

s/Peter Gerstheimer                     Chief Financial Officer,                February 19, 1997
-------------------                     Treasurer, and Secretary
Peter Gerstheimer

s/Howard Alliger                        Director                                February 19, 1997
----------------
Howard Alliger

s/Arthur Gerstenfeld                    Director                                February 19, 1997
--------------------
Arthur Gerstenfeld


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